Exhibit 99.1
The South Financial Group
Results of the 2009 Special Meeting of Shareholders (9/11/09)
Proposal #1 — Amendment to Articles of Incorporation to Increase Authorized Common Shares to 325,000,000

		% of votes
		entitled to be
	#	cast
Shares “For”	151,043,770	81.6%
Shares “Against”	4,836,993
Shares “Abstain”	1,704,067
Proposal #2 — Approval of Conversion of Series 2009 Preferred Stock

		% of votes
	#	cast
Shares “For”	118,885,363	95.3%
Shares “Against”	4,455,698
Shares “Abstain”	1,355,627